NEWS RELEASE Contact:Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS
FOURTH QUARTER AND YEAR-END 2009 RESULTS
AND PROVIDES UPDATE ON DEBT RESTRUCTURING EFFORTS

HOUSTON, TEXAS –March 10, 2010 –U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss attributable to stockholders of $16.7 million, or ($0.46) per diluted share, for the quarter ended December 31, 2009, compared to a net loss attributable to stockholders of $132.2 million, or ($3.63) per diluted share, in the fourth quarter of 2008.  The net loss attributable to stockholders during the fourth quarter of 2008 included an after-tax non-cash charge of $119.8 million, or ($3.29) per diluted share, to reduce the carrying amount of the Company’s goodwill.  The net loss attributable to stockholders for the fourth quarter of 2008, excluding these items (a non-GAAP financial measure), would have been $12.4 million, or ($0.34) per diluted share.

For the full year 2009, the Company reported a net loss attributable to stockholders of $88.2 million, or ($2.44) per diluted share.  The net loss attributable to stockholders for the full year 2009 included several non-cash charges in accordance with existing authoritative accounting guidance. The Company recorded a non-cash charge of $45.8 million to reduce the carrying amount of the Company’s goodwill, a non-cash charge of $8.8 million to reduce the carrying amount of long-lived assets in our Michigan market, and a $3.0 million non-cash loss on the sale of plants in the Sacramento, California market, all of which occurred in the third quarter of 2009. Additionally, the results reflect a gain of $7.4 million related to purchases of the Company’s senior subordinated notes during the first and second quarters of 2009.  The net loss attributable to stockholders for the full year 2009 excluding these items (a non-GAAP financial measure), would have been $40.8 million, or ($1.13) per diluted share, compared to net loss attributable to stockholders of $12.6 million, or ($0.33) per share, for the full year 2008, excluding the items noted above from the fourth quarter of 2008.

A reconciliation of (i) the Company’s net loss attributable to stockholders for the full year of 2008 and 2009 and fourth quarter of 2008, to (ii) the Company’s net loss attributable to stockholders for the full year of 2008 and 2009 and fourth quarter of 2008, excluding the goodwill impairment charges, asset impairment charges, non-cash loss on the sale of the plants in Sacramento, California and gain on purchases of the Company’s senior subordinated notes is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedules.

As previously announced, the Company has retained financial and legal advisors to assist in evaluating potential strategies to strengthen its balance sheet.  The Company also amended its credit agreement to provide access to an additional $5.0 million in liquidity and obtained waivers for certain potential future events.  While the Company is currently in compliance with the provisions of its amended credit agreement, the continuing economic conditions impacting the ready-mixed concrete industry in the Company’s markets and the impact of unusually severe winter weather have placed significant stress on the Company’s liquidity position, which has further weakened in 2010.

FOURTH QUARTER 2009 RESULTS

Revenue in the fourth quarter of 2009 decreased 30.9 percent to $119.9 million, compared to $173.3 million in the fourth quarter of 2008, reflecting lower ready-mixed concrete sales volumes and lower precast concrete products revenue.  This decline was the result of the continued decrease in demand for the Company’s products due to the significant slowdown in construction activity in our U.S. markets due to the U.S. recession.

The Company’s ready-mixed concrete and concrete-related products revenue for the fourth quarter of 2009 was $111.0 million, a decline of 31.6 percent compared to the fourth quarter of 2008.  Ready-mixed concrete sales volume in the fourth quarter of 2009 was approximately 1.01 million cubic yards, down 33.7 percent from 1.52 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2008.  On a same-plant-sales basis, fourth quarter 2009 volumes were also down 33.7 percent from the fourth quarter of 2008, with volume declines in each of the Company’s major markets.  The primary reason for the decline in volume continues to be the depressed economic conditions in the U.S. construction industry.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 0.6 percent during the fourth quarter of 2009, as compared to the fourth quarter of 2008.  Increased pricing in certain markets was mostly offset by lower prices in certain of the Company’s other markets.  On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete decreased 0.5 percent in the fourth quarter of 2009 from the third quarter of 2009.  The Company anticipates that pricing will continue to be affected by the recessionary conditions into 2010.

Revenue in the Company’s precast concrete products segment was $11.8 million for the three months ended December 31, 2009, a decrease of $3.1 million, or 20.8 percent, from the corresponding period in 2008. The Company’s fourth quarter 2009 precast concrete products revenue was down as a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets and lower commercial construction activity in the mid-Atlantic market.

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was ($0.9) million in the fourth quarter of 2009, compared to ($1.4) million in the fourth quarter of 2008.  The Company defines adjusted EBITDA as net income (loss) attributable to stockholders plus expense (benefit) for income taxes, net interest expense, goodwill and other asset impairments, non-cash gain/loss related to asset sales, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

Commenting on the fourth quarter results and the restructuring process, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “Our revenue was down about 30 percent, which was about what we expected as we began the quarter.  We continue to experience challenging market conditions, which have negatively impacted our revenue, profitability and liquidity.  We have implemented further cost control measures, including expanded wage freezes, elimination of our 401(k) matching contribution, reduction of employee benefits and emergency-only capital expenditures.”  Mr. Harlan continued, “2010 has gotten off to a slow start, with inclement weather causing delays in concrete projects in most of our markets.  As a result, our volumes are approximately 20 percent lower than our expectations through February, which has added further pressure to our liquidity.  From a restructuring perspective, we are working diligently to right size our capital structure and enhance our liquidity position.  In light of these circumstances, we have initiated discussions with the lenders under our credit agreement, representatives of our 8⅜% senior subordinated notes and others regarding a permanent restructuring of our balance sheet. Such a restructuring would likely affect the 8⅜% senior subordinated notes, our credit agreement and our outstanding common stock, and may be effected through negotiated modifications to the agreements related to those debt obligations or through other forms of in or out of court restructurings.”

The Company’s selling, general and administrative (“SG&A”) expenses were $15.3 million during the fourth quarter of 2009, compared to $23.5 million for the fourth quarter of 2008.  The Company experienced lower costs during the fourth quarter of 2009 related primarily to reduced compensation as a result of workforce reductions in 2008 and 2009, reduced incentive-based compensation accruals, reduced litigation accruals and other administrative cost reductions such as in travel and entertainment costs, professional fees and office expenses.

Net interest expense in the fourth quarter of 2009 decreased approximately $0.4 million, to $6.5 million, compared to $6.9 million for the fourth quarter of 2008. This decline was primarily due to the interest savings from the repurchase of some of the Company’s senior subordinated notes and lower interest rates on borrowings under its credit facility when compared to the fourth quarter of 2008. This reduction was partially offset by increased interest associated with higher amounts outstanding under the Company’s credit facility.

The Company recorded income tax expense from continuing operations of $2.1 million for the three months ended December 31, 2009, as compared to a $19.9 million benefit for the corresponding period in 2008.  For the year ended December 31, 2009, the Company applied a valuation allowance against certain of its deferred tax assets, including net operating loss carryforwards, which reduced the effective tax rate from the expected statutory rate.

The Company used cash in operations of $3.9 million during the fourth quarter of 2009, compared to cash provided by operations of $10.2 million in the fourth quarter of 2008.  Cash flow from operations decreased in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to lower collections associated with lower product demand.  The Company’s free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2009 was ($4.4) million, compared to $3.6 million in the fourth quarter of 2008.  Capital expenditures were down $6.1 million to $1.5 million in the fourth quarter of 2009, as compared to $7.6 million in the fourth quarter of 2008 as the Company continues to control capital spending.

The Company’s net debt at December 31, 2009 was $292.3 million, up $4.2 million from September 30, 2009.  The sequential quarterly increase in the Company’s net debt was primarily related to a reduction in our cash balances.  Net debt at December 31, 2009 was comprised of total debt of $296.5 million, less cash and cash equivalents of $4.2 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “As of December 31, 2009, we have $4.2 million of cash on hand and $45.3 million of available borrowing capacity under our revolving credit facility.  We had $16.7 million outstanding on our revolving credit facility and $11.6 million of letters of credit.  However, the Company’s liquidity (cash and revolver availability) has dropped significantly, to less than $25 million as of the end of February. Additional letters of credit to support our self insurance and surety bond programs and a reduction in the borrowing base computation due to significantly reduced sales volumes reduced our revolver availability.”  Mr. Hardy continued, “Absent a successful restructuring, there is substantial doubt about our ability to continue to operate as a going concern.”

FULL YEAR 2009 RESULTS

Revenue for the year ended December 31, 2009 decreased 29.1 percent to $534.5 million, compared to $754.3 million for the year ended 2008, reflecting lower ready-mixed concrete sales volumes and lower precast concrete products revenue.  This decline was the result of decreased demand for the Company’s products due to lower construction spending and depressed economic conditions in the Company’s markets.

The Company’s ready-mixed concrete and concrete-related products revenue for 2009 was $491.8 million, a decrease of 30.0 percent compared to 2008.   The Company’s ready-mixed concrete sales volume for 2009 was approximately 4.5 million cubic yards, down 30.7 percent from approximately 6.5 million cubic yards of ready-mixed concrete sold in 2008.  Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, volumes during 2009 were down approximately 33.3 percent on a same-plant-sales basis from 2008.  This decline in volume reflects the continued slowdown in construction activity in each of the Company’s major markets.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased approximately 1.2 percent during 2009, as compared to 2008.  This increase was attributable to higher prices in certain of the Company’s markets, offset by lower prices in certain of the Company’s other markets.

Revenue in the Company’s precast concrete products segment was $57.0 million in 2009, a decrease of $11.1 million, or 16.3 percent, from 2008.  This decrease reflected the continued downturn primarily in residential construction in our northern California and Phoenix, Arizona markets and lower commercial construction activity in the mid-Atlantic market.

Adjusted EBITDA was $25.3 million, or 4.7 percent of revenue, in 2009, as compared with $40.5 million, or 5.3 percent of revenue, in 2008.  Adjusted EBITDA for 2009 was lower than the comparable prior-year period, primarily due to reduced profits resulting from lower ready-mixed concrete sales volumes and lower precast products revenue. This was partially offset by a gain on the repurchase of some of the Company’s senior subordinated notes and cost reductions.

The Company’s selling, general and administrative expenses were $66.1 million in 2009, compared to $79.0 million in 2008.  This decrease was primarily due to reduced compensation as a result of workforce reductions in 2008 and 2009, lower incentive compensation accruals, lower litigation accruals and other administrative cost reductions such as in travel and entertainment costs and office expenses. This was partially offset by an increase in our bad debt provision when compared to 2008.

The Company’s loss on sale of assets increased to $2.3 million during 2009, compared to a loss on sale of assets of $0.7 million in 2008.  The sale of ready-mixed concrete plants in the Sacramento, California market resulted in a $3.0 million loss after the allocation of $3.0 million of related goodwill.

The Company performed an impairment test on remaining goodwill as a result of the Sacramento asset sale and current economic conditions and recorded an impairment charge of $45.8 million during 2009.  The Company also evaluated the recoverability of its property, plant and equipment.  As a result, the Company recorded an $8.8 million impairment charge related to its property, plant and equipment in the Michigan market in 2009.

The Company recorded a $7.4 million net gain in the first and second quarters of 2009 related to the purchase of $12.4 million aggregate principal amount of its 8⅜% senior subordinated notes in open market transactions for $4.8 million.  The Company used borrowings under its revolving credit facility to fund the open market purchases.

Net interest expense for 2009 was down approximately $0.6 million to $26.5 million, compared to $27.1 million for 2008.  This change was primarily due to the interest savings from the repurchase of some of the Company’s senior subordinated notes and lower interest rates on borrowings under the credit facility when compared to 2008.  This was mostly offset by increased interest associated with higher amounts outstanding under the Company’s credit facility.

The Company recorded an income tax benefit from continuing operations of $0.2 million for the full year 2009, as compared to $19.6 million in 2008.  For 2009, the Company applied a valuation allowance against certain of its deferred tax assets, including net operating loss carryforwards, which reduced the effective benefit rate from the expected statutory rate.

The Company generated cash from operations of $8.0 million in 2009, compared to cash from operations in 2008 of $29.7 million.  Cash flow from operations declined primarily due to lower income as a result of lower demand for the Company’s products, partially offset by the receipt of a $4.9 million federal tax refund in the third quarter of 2009 and by a reduction of working capital requirements.  The Company’s free cash flow in 2009 was $4.2 million, as compared to $6.3 million in 2008.  Capital expenditures were down $13.9 million to $13.9 million in 2009, as compared to $27.8 million in 2008. The proceeds from asset disposals increased $5.7 million in 2009 due to the $6.0 million sale of the Company’s plants in Sacramento, California.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Wednesday, March 10, 2010, at 10:00 a.m., Eastern time, to review its fourth quarter 2009 results.  To participate in the call, dial (480) 629-9819 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Wednesday, March 17, 2010.  To access the replay, dial (303) 590-3030 using the pass code 4255647.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow” and “net debt.”  The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.5 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding:  pricing trends; impact of the recession on our revenue, profitability and liquidity; effect of the amendment to our senior secured revolving credit facility on short-term liquidity; ability to implement, and any resulting effect of engaging in, a restructuring process; effects of the Company’s cost control measures; expectations regarding first quarter 2010 and full year 2010 volumes; the Company’s ability to manage its working capital needs and capital expenditures program; effect of additional letters of credit on revolver availability; and the Company’s ability to continue as a going concern.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q.

 (Tables to follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue	$119,851	$173,325	$534,485	$754,298
Cost of goods sold before depreciation, depletion and amortization	106,531	151,422	459,214	639,448
Selling, general and administrative expenses	15,341	23,546	66,068	79,040
Goodwill and other asset impairments	185	135,631	54,745	135,631
Loss on sale of assets	238	1,127	2,267	728
Depreciation, depletion and amortization	7,070	8,140	29,621	29,902
Loss from operations	(9,514)	(146,541)	(77,430)	(130,451)
Interest expense, net	6,542	6,935	26,450	27,056
Gain on purchases of senior subordinated notes	—	—	7,406	—
Other income, net	407	356	1,423	1,984
Loss from continuing operations before income taxes	(15,649)	(153,120)	(95,051)	(155,523)
Income tax expense (benefit)	2,074	(19,946)	(188)	(19,601)
Loss from continuing operations	(17,723)	(133,174)	(94,863)	(135,922)
Loss from discontinued operations, net of tax	—	—	—	(149)
Net loss	(17,723)	(133,174)	(94,863)	(136,071)
Net loss attributable to non-controlling interest	993	981	6,625	3,625
Net loss attributable to stockholders	$(16,730)	$(132,193)	$(88,238)	$(132,446)

Loss per share attributable to stockholders – basic
Loss from continuing operations	$(0.46)	$(3.63)	$(2.44)	$(3.48)
Loss from discontinued operations, net of income tax benefit	—	—	—	—
Net loss	$(0.46)	$(3.63)	$(2.44)	$(3.48)

Loss per share attributable to stockholders – diluted
Loss from continuing operations	$(0.46)	$(3.63)	$(2.44)	$(3.48)
Loss from discontinued operations, net of income tax benefit	—	—	—	—
Net loss	$(0.46)	$(3.63)	$(2.44)	$(3.48)

Weighted average shares outstanding:
Basic	36,280	36,395	36,169	38,099
Diluted	36,280	36,395	36,169	38,099

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,229	$5,323
Trade accounts receivable, net	74,851	100,269
Inventories	30,960	32,768
Deferred income taxes	11,057	11,576
Prepaid expenses	3,729	3,519
Other current assets	6,973	13,801
Total current assets	131,799	167,256
Property, plant and equipment, net	239,917	272,769
Goodwill	14,063	59,197
Other assets	6,591	8,588
Total assets	$392,370	$507,810

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$7,873	$3,371
Accounts payable	37,678	45,920
Accrued liabilities	48,557	54,481
Total current liabilities	94,108	103,772
Long-term debt, net of current maturities	288,669	302,617
Other long-term obligations and deferred credits	6,916	8,522
Deferred income taxes	12,868	12,536
Total liabilities	402,561	427,447

Commitments and contingencies

Equity:
Preferred stock	–	–
Common stock	38	37
Additional paid-in capital	268,306	265,453
Retained deficit	(280,802)	(192,564)
Treasury stock, at cost	(3,284)	(3,130)
Total stockholders’ equity	(15,742)	69,796
Non-controlling interest	5,551	10,567
Total equity	(10,191)	80,363
Total liabilities and equity	$392,370	$507,810

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	Year Ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES	$8,011	$29,678

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,939)	(27,783)
Proceeds from disposals of property, plant and equipment	10,135	4,403
Payments for acquisitions	(5,214)	(23,759)
Disposal of business unit	–	7,583
Other investing activities	–	40
Net cash used in investing activities	(9,018)	(39,516)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	190,293	151,897
Repayments of borrowings	(185,888)	(145,051)
Purchases of senior subordinated notes	(4,810)	–
Shares purchased under common stock buyback program	–	(6,595)
Purchase of treasury shares	(154)	(497)
Proceeds from issuances of common stock under compensation plans	472	717
Other financing activities	–	(160)
Net cash provided by (used in) financing activities	(87)	311
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,094)	(9,527)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,323	14,850
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,229	$5,323

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue:
Ready-mixed concrete and concrete-related products	$111,013	$162,301	$491,755	$702,525
Precast concrete products	11,832	14,937	56,959	68,082
Inter-segment sales	(2,994)	(3,913)	(14,229)	(16,309)
Total revenue	$119,851	$173,325	$534,485	$754,298

Segment operating income (loss):
Ready-mixed concrete and concrete-related products	$(5,604)	$(110,158)	$(62,366)	$(85,334)
Precast concrete products	(813)	(27,906)	298	(22,629)
Gain on purchases of senior subordinated notes	–	–	7,406	–
Unallocated overhead and other income	1,626	(1,221)	4,108	2,820
Corporate:
Selling, general and administrative expense	(4,316)	(6,900)	(18,044)	(23,541)
Gain (loss) on sale of assets	–	–	(3)	217
Interest expense, net	(6,542)	(6,935)	(26,450)	(27,056)
Loss before income taxes	$(15,649)	$(153,120)	$(95,051)	$(155,523)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$5,738	$6,621	$24,539	$26,138
Precast concrete products	713	798	2,870	2,683
Corporate	619	721	2,212	1,081
Total depreciation, depletion and amortization	$7,070	$8,140	$29,621	$29,902

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three months and years ended December 31, 2009 and December 31, 2008 and (2) corresponding reconciliations to GAAP financial measures for the three months and years ended December 31, 2009 and December 31, 2008.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and twelve months ended December 31, 2009 and December 31, 2008.

We define adjusted EBITDA as our net income (loss) attributable to stockholders, plus the provision (benefit) for income taxes, net interest expense, goodwill and other asset impairments, non-cash loss on asset sales, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended December 31, 2009	Year Ended December 31, 2009

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$94.58	$95.32
Volume (in cubic yards and thousands)	1,005	4,517

Adjusted EBITDA reconciliation:
Net loss attributable to stockholders	$(16,730)	$(88,238)
Income tax expense (benefit)	2,074	(188)
Interest expense, net	6,542	26,450
Goodwill and other asset impairments	185	54,745
Depreciation, depletion and amortization	7,070	29,621
Non-cash loss on sale of Sacramento assets	–	2,954
Adjusted EBITDA	$(859)	$25,344
Adjusted EBITDA margin	(0.7)%	4.7%

Free Cash Flow reconciliation:
Net cash provided by (used in) operations	$(3,941)	$8,011
Less: capital expenditures	(1,448)	(13,939)
Plus: proceeds from the sale of assets	1,013	10,135
Free Cash Flow	$(4,376)	$4,207

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$296,542
Less: cash and cash equivalents	4,229
Net Debt	$292,313

	Three Months Ended December 31, 2008	Year Ended December 31, 2008

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$94.04	$94.22
Volume in cubic yards	1,515	6,517

Adjusted EBITDA reconciliation:
Net loss attributable to stockholders	$(132,193)	$(132,446)
Income tax benefit	(19,946)	(19,601)
Interest expense, net	6,935	27,056
Goodwill and other asset impairments	135,631	135,631
Depreciation, depletion and amortization	8,140	29,902
Adjusted EBITDA	$(1,433)	$40,542
Adjusted EBITDA margin	(0.8)%	5.4%

Free Cash Flow reconciliation:
Net cash provided by operations	$10,164	$29,678
Less capital expenditures	(7,587)	(27,783)
Plus: proceeds from the sale of assets	1,053	4,403
Free Cash Flow	$3,630	$6,298

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$305,988
Less cash and cash equivalents		5,323
Net Debt		$300,665

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

Non-GAAP Loss Reconciliation

We have provided non-GAAP adjusted loss and loss per share information for the year ended December 31, 2009 and the three months and year ended December 31, 2008 in this press release in addition to providing financial results in accordance with GAAP. For the year ended December 31, 2009, this information reflects, on a non-GAAP adjusted basis, our net loss attributable to stockholders and loss per diluted share attributable to stockholders after excluding the effects of the goodwill impairment charge of $45.8 million, asset impairment charges of $8.9 million and the $3.0 million non-cash portion of the loss on sale of assets in Sacramento, California during the three months ended September 30, 2009.  For the year ended December 31, 2009, we have also, on a non-GAAP adjusted basis, excluded the $7.4 million gain on the purchases of some of our senior subordinated notes. For the three months and year ended December 31, 2008, this information reflects, on a non-GAAP adjusted basis, our net loss and loss per diluted share after excluding the effects of the goodwill impairment charges of $135.3 million.

This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted results provide useful information to both management and investors by excluding expense items that we believe are not indicative of our core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the year ended December 31, 2009 and the three months and year ended December 31, 2008 is as follows:

	Year Ended December 31, 2009
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Revenue	$534,485	-	$534,485
Cost of goods sold before depreciation, depletion, and amortization	459,214	-	459,214
Goodwill and other asset impairments	54,745	(54,745)	-
Selling, general and administrative expenses	66,068	-	66,068
(Gain) loss on sale of assets	2,267	(2,954)	(687)
Depreciation, depletion and amortization	29,621	-	29,621
Loss from operations	(77,430)	57,699	(19,731)
Interest expense, net	26,450	-	26,450
Gain on purchases of senior subordinated notes	7,406	(7,406)	-
Other income, net	1,423	-	1,423
Loss before income taxes	(95,051)	50,293	(44,758)
Income tax benefit	(188)	-	(188)
Net loss	(94,863)	50,293	(44,570)
Net loss attributable to non-controlling interest	6,625	(2,860)	3,765
Net loss attributable to stockholders	$(88,238)	$47,433	$(40,805)

Basic and diluted loss per share attributable to stockholders	$(2.44)		$(1.13)
Basic and diluted weighted average shares outstanding	36,169		36,169

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

	Year Ended December 31, 2008
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Revenue	$754,298	--	$754,298
Cost of goods sold before depreciation, depletion and amortization	639,448	--	639,448
Goodwill and other asset impairments	135,631	(135,325)	306
Selling, general and administrative expenses	79,040	--	79,040
(Gain) loss on sale of assets	728		728
Depreciation, depletion and amortization	29,902	--	29,902
Loss from operations	(130,451)	135,325	4,874
Interest expense, net	27,056	--	27,056
Other income, net	1,984	--	1,984
Loss from continuing operations before income taxes	(155,523)	135,325	(20,198)
Income tax benefit	(19,601)	15,513	(4,088)
Loss from continuing operations	(135,922)	119,812	16,110
Loss from discontinued operations, net of tax	(149)	–	(149)
Net loss	(136,071)	119,812	(16,259)
Net loss attributable to non-controlling interest	3,625	--	3,625
Net loss attributable to stockholders	$(132,446)	$119,812	$(12,634)

Basic and diluted loss per share attributable to stockholders	$(3.48)		$(0.33)
Basic and diluted weighted average shares outstanding	38,099		38,099

	Three Months December 31, 2008
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Revenue	$173,325	--	$173,325
Cost of goods sold before depreciation, depletion and amortization	151,422	--	151,422
Goodwill and other asset impairments	135,631	(135,325)	306
Selling, general and administrative expenses	23,546	--	23,546
(Gain) loss on sale of assets	1,127	–	1,127
Depreciation, depletion and amortization	8,140	--	8,140
Loss from operations	(146,541)	135,325	(11,216)
Interest expense, net	6,935	--	6,935
Other income, net	356	--	356
Loss from continuing operations before income taxes	(153,120)	135,325	(17,795)
Income tax benefit	(19,946)	15,513	(4,433)
Loss from continuing operations	(133,174)	119,812	(13,362)
Loss from discontinued operations, net of tax	–	–	–
Net loss	(133,174)	119,812	(13,362)
Net loss attributable to non-controlling interest	981	–	981
Net loss attributable to stockholders	$(132,193)	119,812	$(12,381)

Basic and diluted loss per share attributable to stockholders	$(3.63)		$(0.34)
Basic and diluted weighted average shares outstanding	36,395		36,395